UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 90549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Advaxis, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 17, 2021

Dear Fellow Advaxis Stockholders:

On May 7, 2021, I wrote a letter to stockholders reiterating the Board of Directors’ recommendation that our stockholders approve the reverse stock split proposal as outlined in our Definitive Proxy Statement (“Proxy Statement”) on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2021.

I am writing again to ask for your help in achieving our common goal of maximizing the market value of Advaxis. We have an important task ahead of us: approval of a key stockholder proposal outlined in our Proxy Statement dated April 21, 2021 relating to a reverse stock split. While the Board of Directors unanimously recommends approval of all stockholder proposals, your approval of Proposal 3 will support Advaxis in maintaining its listing on the Nasdaq Capital Market, enhance the liquidity of your investment and help facilitate the company’s various business development and other efforts.

If we do not receive sufficient votes to approve Proposal 3 at our Annual Meeting of Stockholders on June 3, 2021, we will almost certainly be unable to regain compliance with the Nasdaq $1 minimum bid price per share requirement by June 21, 2021, in which case Nasdaq will provide written notification to the Company that its common stock will be subject to delisting.

Your Vote “FOR” Proposal 3 Approving a Potential Reverse Stock Split is Important to Advaxis’s Future.

A reverse stock split has no inherent effect on the company's total market capitalization or your percentage ownership in the Company. Board members, management and employees with vested or unvested stock option awards will be impacted in the same way as other stockholders. Regardless, I want you to know that I, along with the management team, employees and Board of Directors will continue to work hard to find ways to maximize the value of the Company and your shares. I encourage you to refer to the Proxy Statement for a discussion of the reverse stock split proposal, but I want to highlight some of the expected benefits of approving Proposal 3:

●	Remain Listed on the Nasdaq Capital Market and Maintain Liquidity: The Nasdaq Capital Market provides a market that attracts a wide group of investors. If the Company were delisted it could adversely affect the number of potential investors and liquidity of your shares. Listing on the over-the-counter (OTC) market or a regional stock exchange would likely make it harder to obtain a quote or sell your shares. Approval of the reverse stock split proposal will support the Company in remaining listed on the Nasdaq by helping the Company meet the Nasdaq $1 minimum bid price per share requirement by June 21, 2021.

●	Facilitate Business Development Discussions: Listing on Nasdaq enhances our ability to consider and possibly facilitate various business development opportunities and increases the attractiveness of our Company to certain potential strategic partners. These business development opportunities are among the opportunities we are exploring to maximize shareholder value.

●	A Reverse Stock Split Maintains Percentage Ownership and Applies Uniformly: A reverse stock split will not affect your percentage ownership in Advaxis or total value of your shares. Also, a reverse split is applied uniformly to ALL past and present employees with vested or unvested equity awards.

The Board of Directors believes strongly and unanimously that the Company and its stockholders will be served best by voting FOR all proposals, including FOR Proposal 3.

Your vote is important regardless of the number of shares you own. If you have already voted no on Proposal 3, I encourage you to reconsider and change your vote. Approval requires a majority of stockholders to vote in favor of the proposal and not voting is the same as a vote against the proposal.

The Company needs your support by voting FOR Proposal 3.

How to Vote

To vote, or if you have already voted and would like to change your vote, or if you have any questions or need assistance voting your shares, please call the firm assisting us with the solicitation of proxies: Morrow Sodali LLC at (203) 561-6945.

Your investments have allowed us to progress our Lm technology platform to its current and most important juncture—the development of our first two HOT product candidates for lung and prostate cancer. As previously reported, we have begun to see intriguing clinical and biomarker data from our ADXS-503 (HOT Lung) Phase 1/2 clinical trial study and are looking forward to our ADXS-504 (HOT Prostate) drug construct entering into the clinic in the near term at Columbia University Irving Medical Center. I believe our unique approach with these two drug constructs have arrived at an important inflection point with the possibility of enhancing patient care in two large cancer indications. Your vote FOR Proposal 3 is important to facilitate our ongoing efforts to maximize value for our stockholders.

Thank you for your continuing support,

Kenneth A. Berlin

President and Chief Executive Officer

and Interim Chief Financial Officer